EXHIBIT 10.29

June 27, 2001



Mr. Angel Garcia
Av. Cristobal Colon 4537, depto. 1002-A
Las Condes, Santiago


Dear Angel:

I am pleased to offer you a senior management position at StorageTek reporting directly to Patrick Martin, Chief Executive Officer. While the nature and exact title of your role must still be determined, per our discussion the two roles that you are being considered for are the Vice President and General Manager, Disk Business and the Vice President International Sales and Service. By early July, you and I will agree upon which role will best fit your skill-set, career path and StorageTek's current needs.

Your annualized base salary will be $350,000.00, payable bi-weekly. Other benefits being offered with this position are outlined below. We are sensitive to your need to manage your departure from your current position and would like to recommend that your start date with StorageTek will be August 13, 2001.

You will participate in the 2001 StorageTek Pay for Performance Management Bonus Plan. The target level incentive for your position will be 60% of your base salary. Incentive payout is based on achievement of corporate and individual goals. We will guarantee a minimum of 100% of your pro-rata target management bonus for 2001. Based on an August 1 start date, the minimum 2001 MBO payment that you can expect to receive is $87,500.

Subject to the approval of the Board of Directors, you will receive 10,000 shares of StorageTek restricted common stock at par value, $0.10 per share. These shares will vest in four equal annual installments on the anniversary dates of the grant beginning with the first anniversary in 2002.

In addition to the restricted stock to be granted upon hire, StorageTek will pay you a cash bonus of $150,000, less applicable deductions for federal, state and local tax withholdings. $87,500 of this amount is in consideration of the target bonus you would forfeit from your current role at IBM for the period January 2001 through July 2001 and $62,500 will be in consideration of additional personal expenses that you will incur as part of accepting this role. In addition, to repay IBM the relocation allowance of $42,000 (USD), StorageTek will pay this amount to you (grossed up for tax purposes) in addition to the $150,000. These sign-on cash payments will be paid to you in your first regular paycheck from StorageTek. As a provision of this one-time cash payment, if you voluntarily terminate your employment within eighteen (18) months of your hire date, you will be responsible for repaying this payment on a prorated quarterly basis pursuant to the terms of the attached Hiring Bonus Payback Agreement.

To assist with the transition to your new location and per your discussion with Roger, StorageTek will provide for your relocation commensurate with our relocation plan. As part of this relocation package, you will receive a


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relocation allowance payment of $87,500, less applicable taxes. In addition,
StorageTek will provide for you temporary housing and a rental car for a maximum of six weeks as well as two single round-trip flights to Santiago for you. One-way airline tickets for your family for the final move and movement of personal items are paid for as part of the StorageTek relocation package.

Subject to Board of Directors approval, you will participate in LEAP (Leveraged Equity Acquisition Program), an equity program recently implemented for the most senior managers at StorageTek. Annual grants of options and/or restricted stock will be made to LEAP participants, with the amount and type of grant being based on corporate performance. The options and/or restricted stock will vest in equal annual installments over a four-year period after the grant date. LEAP, requires participants to purchase shares of StorageTek common stock, equivalent to a multiple of their salary. For your position you will be required to acquire StorageTek stock with a purchase price equal to 1 times your annual base salary. Your participation in StorageTek's LEAP Program is subject to the terms and conditions of the plan documents, as these plan documents may be amended from time to time. See attached summary of the Plan and benefits.

As a member of our team, you will be eligible to participate in our flexible benefit program that currently includes: medical, dental, life, short- and long-term disability coverage, 401(k), employee stock purchase plan and many other employee benefits and services as outlined below.

         401(k) - Participation in the StorageTek 401(k) Plan upon hire and begin contributions in the next available payroll cycle. Currently, StorageTek matches 100 percent of the first three percent of your annual base pay (up to government guidelines) and 50 percent of the next four percent.

         Deferred Compensation - Under this program you may contribute up to 50% of your base salary and up to 75% of your marketing or management bonuses into a non-qualified tax deferred plan. In addition, you may also contribute excess 401(k) contributions to the plan. This program is paying interest of 9.03% in 2001.

         Executive Life - StorageTek will also provide you with life insurance that is equivalent to two times your base pay. Your initial coverage will be through group term insurance. After you start, you will receive enrollment materials for the executive life insurance plan that allow you to enroll in a universal life policy (for coverage above $50,000) that you will own and that will provide cash surrender value.

         Medical and Dental - StorageTek offers comprehensive medical/prescription and dental plans, as well as an eyewear discount plan. We pay a majority of the cost of medical and dental coverage for employees and eligible dependents. In addition we offer site medical and dental services at our Louisville campus.

         Short/Long-term disability - Short-term disability (STD) coverage is provided at no cost to you. You may purchase Long-Term Disability (LTD) coverage for a fee.

         Employee Stock Purchase Program - Twice each year you have the opportunity to authorize up to 10% of your after-tax pay to be used to purchase StorageTek stock through convenient payroll deductions at 85% of its current value.

         AD&D, Travel Accident - StorageTek provides basic employee AD&D in the amount of two times your annual base salary, up to $900,000 in coverage, at no cost to you. StorageTek pays the entire cost of business travel accident insurance.

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         StorageTek agrees to pay reasonable costs associated with preparation of your 2001 taxes.

         Car allowance for a leased quality vehicle of $550 per month, plus reimbursement for maintenance and insurance. This amount is paid in the first paycheck each month.

         Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.

All employment offers are subject to successfully passing a background check and signing of our propriety rights and Non-Compete agreement.

Your employment with StorageTek will be "at-will." This means that either you or StorageTek may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Should StorageTek terminate your employment for reasons other than cause you will receive the equivalent of one years base salary as severance pay, unless you are terminated within the first twelve (12) months of your employment with StorageTek. If you are terminated within the first twelve months, you will be given the equivalent of eighteen (18) months base salary as severance pay.

Here at StorageTek, we are passionate about our work. Our culture is energizing, innovative and challenging. We realize that talented people like you help make us more successful in our rapidly expanding world markets. StorageTek is an Equal Opportunity employer that embraces and encourages diversity. Our goal is to hire the right person into the right job at the right time - so that we together can put the power of information into our customers' hands. We hope you will help us meet this challenge and become part of the StorageTek team.

Angel, we look forward to having you join our executive team. Please sign both copies of this offer letter; return one copy of this letter and completed attachments by July 2, 2001 to indicate your acceptance of the terms of this offer. This offer will expire after that date.

If you have any questions regarding this offer, please call me directly at (303) 661-2500, or you may call Roger Gaston, VP, Human Resources at 303-673-3977.


Sincerely,



Patrick Martin
Chief Executive Officer
StorageTek



I have read this offer and I understand and accept its terms.


---------------------------------             --------------------
Angel Garcia                                  Acceptance Date


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To facilitate enrollment into our personnel system, please provide the following:


--------------------------                    -------------------------
Social Security Number                        Date of Birth


Assuming that I have received notification that I have successfully passed all components of StorageTek's pre-employment screening process before such date*, I would like to start work on the following date:


--------------------------
Start Date

*please note: We typically receive the background check in five to seven business days from when you fax it in.


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                         Hiring Bonus Payback Agreement


Should you resign from Storage Technology Corporation ("StorageTek") within eighteen (18) months from your hire date, you agree to repay StorageTek the amount of your hiring bonus, eighty seven thousand five hundred dollars ($87,500), paid to you by StorageTek, prorated on a quarterly basis for the time spent employed by StorageTek over that eighteen month period. Such amount shall be payable immediately upon resignation of employment. In addition, you agree to authorize StorageTek to deduct any amounts owed to StorageTek pursuant to this Hiring Bonus Payback Agreement from you final paycheck and any other amounts that StorageTek otherwise might pay upon termination, including without limitation your accrued but unused vacation. Your hire date is the date you commenced work with StorageTek.

You hereby agree to waive protest, notice of dishonor, and all other notice or demand in connection with delivery, acceptance, performance, default, or endorsement of this Agreement.

In the event you refuse or fail to repay the amount owed for any hiring bonus paid to you by StorageTek, StorageTek will be entitled to recover from you its attorney's fees and costs associated with the collection of said expenses.



Accepted by:
                  --------------------------                  ---------------
                  Angel Garcia                                Date





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